Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer
October 30, 2012		612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2013 RESULTS

Minneapolis, MN, October 30, 2012 — Hawkins, Inc. (Nasdaq: HWKN) today announced second quarter and first half results for fiscal 2013. Sales of $87.2 million for the quarter ended September 30, 2012 represented a decrease of 0.8% from $87.9 million in sales for the same period of the prior year. Net income from continuing operations for the second quarter of fiscal 2013 was $7.2 million, or $0.69 per share, fully diluted, compared to net income from continuing operations for the same period of fiscal 2012 of $6.7 million, or $0.65 per share, fully diluted.

For the six months ended September 30, 2012, Hawkins, Inc. reported sales of $177.3 as compared to sales of $176.5 million for the same period a year ago. Adjusted net income from continuing operations for the first half of fiscal 2013 was $13.6 million, or $1.29 per share, fully diluted, compared to net income from continuing operations of $13.1 million or $1.27 per share, fully diluted, for the first half of fiscal 2012. Fiscal 2013 adjusted earnings exclude a previously announced pretax charge of $3.2 million (approximately $2.0 million, or $0.19 per share, fully diluted, after tax), resulting from a litigation settlement recorded in the first quarter of the current fiscal year. Including the settlement charge, net income from continuing operations for the first half of fiscal 2013 was $11.6 million, or $1.10 per share, fully diluted (see reconciliation table).

“We saw continued growth in our Water Treatment segment, with improved weather conditions from last year, strong performance from our newer branches, and improved per-unit profit margins. Our Industrial segment continues to experience heightened price competition, with difficult market conditions resulting in lower profits compared to the prior year,” said Patrick Hawkins, Chief Executive Officer and President. “Our business is cyclical and we have experienced similar conditions before. As always, it is important that we remain focused on customer service, product quality, new applications for existing products and new product development as we continue to position the Company for growth. The Rosemount facility and infrastructure are progressing as expected and we continue to target the end of fiscal 2013 for the start of production at this site. This is a major project for us and we are very excited about the capacity and capabilities this site will afford us in the future.”

For the quarter, Industrial segment sales were $57.2 million, a decrease of 6.7% from second quarter fiscal 2012 sales of $61.3 million. The decrease was primarily due to a shift in product mix to more bulk products, which carry lower per-unit selling prices. Water Treatment segment sales were $29.9 for the quarter, an increase of 12.9% over last year’s second quarter sales of $26.5 million. The increase in sales was primarily due to favorable weather conditions, volume growth in our new and many of our existing branches, as well as higher selling prices.

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HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2013 RESULTS

October 30, 2012

Page Two.

Company-wide gross profit for the quarter was $19.2 million, or 22.0% of sales, compared to $18.8 million, or 21.3% of sales, for the same period in the prior year. The LIFO method of valuing inventory decreased gross profit by $0.1 million for each of the three months ended September 30, 2012 and October 2, 2011. Gross profit for the Industrial segment was $10.1 million, or 17.6% of sales, for the quarter, as compared to $10.9 million, or 17.7% of sales, for the same period in fiscal 2012. The decrease was primarily due to continued pricing pressures, which led to lower per-unit profits. Gross profit for the Water Treatment segment was $9.1 million, or 30.4% of sales, for the quarter, as compared to $7.9 million, or 29.8% of sales, for the same period in fiscal 2012. The increase in gross profit for this segment was primarily due to increased volumes and higher per-unit margins across most product lines.

Company-wide gross profit for the six months ended September 30, 2012 was $34.5 million, or 19.5% of sales, as compared to $36.7 million, or 20.8% of sales for the same period in the prior fiscal year. Gross profit was adversely impacted by the $3.2 million charge resulting from the litigation settlement, which charge constituted 1.8% of sales for the six months. The LIFO method of valuing inventory decreased gross profit by $0.2 million for the six months ended September 30, 2012 and by $0.4 million for the same period of the prior year. Gross profit for the Industrial segment was $17.4 million, or 14.5% of sales, for the six months, compared to $21.6 million or 17.3% of sales in the same period a year ago. Gross profit for this segment was negatively impacted by the $3.2 million charge resulting from the litigation settlement, which charge constituted 2.7% of sales for this segment for the six month period. The remainder of the decline was primarily due to reduced volumes and pricing pressures which led to lower per-unit profits. Gross profit for the Water Treatment segment was $17.1 million, or 29.6% of sales, for the six months compared to $15.1 million, or 29.3% of sales, in the same period a year ago. The increase in gross profit for this segment was primarily due to increased volumes and higher per-unit margins across most product lines.

Company-wide SG&A expenses of $7.5 million decreased $0.3 million for the quarter as compared to the same period of the prior year. SG&A expenses of $15.7 million for the six months of fiscal 2013 were unchanged as compared to the same period of the prior fiscal year.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2013 RESULTS

October 30, 2012

Page Three.

Reconciliation of Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding the Company’s financial performance between periods, the Company has provided certain non-GAAP financial measures, including adjusted net income from continuing operations and adjusted diluted earnings per share. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.

Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below:

(In thousands, except share and per share data)	Three months ended September 30, 2012			Three months ended October 2, 2011
	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share (1)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share (2)
As Reported	$11,775	$7,230	$0.69	$10,934	$6,717	$0.65
Add Impact of Litigation Settlement	—	—	—	—	—	—

As Adjusted	$11,775	$7,230	$0.69	$10,934	$6,717	$0.65

(1)	10,519,400 shares used in calculating earnings per share.
(2)	10,365,372 shares used in calculating earnings per share.

(In thousands, except share and per share data)	Six months ended September 30, 2012			Six months ended October 2, 2011
	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share (3)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share (4)
As Reported	$18,885	$11,595	$1.10	$21,069	$13,071	$1.27
Add Impact of Litigation Settlement	3,200	1,965	0.19	—	—	—

As Adjusted	$22,085	$13,560	$1.29	$21,069	$13,071	$1.27

(3)	10,513,213 shares used in calculating earnings per share.
(4)	10,362,847 shares used in calculating earnings per share.

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HAWKINS, INC. REPORTS

SECOND QUARTER, FIRST HALF FISCAL 2013 RESULTS

October 30, 2012

Page Four.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except share and per-share data)

	Three Months Ended		Six Months Ended
	September 30, 2012	October 2, 2011	September 30, 2012	October 2, 2011
Sales	$87,160	$87,870	$177,259	$176,464

Cost of sales	(67,964)	(69,120)	(142,756)	(139,787)

Gross profit	19,196	18,750	34,503	36,677

Selling, general and administrative expenses	(7,455)	(7,844)	(15,682)	(15,701)

Operating income	11,741	10,906	18,821	20,976

Investment income	34	28	64	93

Income from continuing operations before income taxes	11,775	10,934	18,885	21,069

Provision for income taxes	(4,545)	(4,217)	(7,290)	(7,998)

Income from continuing operations	7,230	6,717	11,595	13,071

Income from discontinued operations, net of tax	—	184	18	557

Net income	$7,230	$6,901	$11,613	$13,628

Weighted average number of shares outstanding-basic	10,458,922	10,322,768	10,444,898	10,314,973

Weighted average number of shares outstanding-diluted	10,519,400	10,365,372	10,513,213	10,362,847

Basic earnings per share
Earnings per share from continuing operations	$0.69	$0.65	$1.11	$1.27
Earnings per share from discontinued operations	—	0.02	—	0.05

Basic earnings per share	$0.69	$0.67	$1.11	$1.32

Diluted earnings per share
Earnings per share from continuing operations	$0.69	$0.65	$1.10	$1.27
Earnings per share from discontinued operations	—	0.02	—	0.05

Diluted earnings per share	$0.69	$0.67	$1.10	$1.32

Cash dividends declared per common share	$0.34	$0.32	$0.34	$0.32

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